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Exhibit 4.5

AXIS Capital Holdings Limited
2003 Directors Long-Term Equity Compensation Plan

Effective March 14, 2003
(as amended September 17, 2003)

i

AXIS Capital Holdings Limited
2003 Directors Long-Term Equity Compensation Plan

ARTICLE 1

Establishment, Objectives, and Duration

        1.1    Establishment of the Plan.    AXIS Capital Holdings Limited, a company organized and existing under Bermuda law (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan for Directors to be known as the "AXIS Capital Holdings Limited 2003 Directors Long-Term Equity Compensation Plan" (hereinafter referred to as the "Plan"), as set forth in this document and individual Award Agreements setting forth certain terms and conditions applicable to awards granted under the Plan. The Plan permits the grant of Shares, Options and Restricted Stock.

        The Plan shall become effective March 14, 2003 (the "Effective Date"), subject to shareholder approval, and shall remain in effect as provided in Section 1.3 herein.

        1.2    Objectives of the Plan.    The objectives of the Plan are to optimize the profitability and growth of the Company through incentives which are consistent with the Company's goals and which link the personal interests of Directors to those of the Company's shareholders. The Plan is further intended to provide flexibility to the Company in its ability to retain and attract well-qualified persons for service as Directors.

        1.3    Duration of the Plan.    The Plan shall commence on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 11 herein, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions.

ARTICLE 2

Definitions

        Whenever used in the Plan, the following terms shall have the meanings set forth below, and, when the meaning is intended, the initial letter of the word shall be capitalized:

        2.1    "Affiliate" means any person or entity which, at the time of reference, directly, or indirectly through one or more intermediaries, controls or is controlled by the Company.

        2.2    "Award" means, individually or collectively, a grant under the Plan of Shares, Options or Restricted Stock.

        2.3    "Award Agreement" means an agreement entered into by the Company and a Director setting forth the terms and provisions applicable to Awards granted under the Plan.

        2.4    "Board" means the board of directors of the Company.

        2.5    "Change in Control" will be deemed to have occurred as of the first day any of the following events occurs:

          (a)   Any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (iv) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) below;

          (b)   Individuals who, as of January 1, 2003, constitute the Board (hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided however, that any individual becoming a director subsequent to the date herein whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

          (c)   Consummation of a reorganization, merger, share exchange, amalgamation, recapitalization, consolidation or similar transaction by and among the Company and another Person, including, for this purpose, a transaction as a result of which another Person owns the Company or all or substantially all of the Company's assets, either directly or through one or more subsidiaries (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent management personnel) of the Person resulting from such Business Combination or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company's assets, either directly or through one or more subsidiaries, in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination; (ii) no Person (excluding any Person resulting from such Business Combination, or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company's assets, either directly or through one or more subsidiaries, or any employee benefit plan (or related trust) of the foregoing) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent management personnel) of the Person resulting from such Business Combination or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company's assets, either directly or through one or more subsidiaries, except to the extent that such ownership existed with respect to the Company prior to the Business Combination; and (iii) at least a majority of the members of the board of directors (or equivalent management personnel) of the Person resulting from such Business Combination or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company's assets, either directly or through one or more subsidiaries, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, pursuant to which such Business Combination is effected or approved; or

          (d)   Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the Company's assets.

        2.6    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        2.7    "Company" means AXIS Capital Holdings Limited, a company organized and existing under the laws of the Islands of Bermuda, and any successor thereto as provided in Article 14 herein.

        2.8    "Director" means any director of the Company or an Affiliate who is not an employee of the Company or an Affiliate.

        2.9    "Effective Date" shall have the meaning ascribed to such term in Section 1.1 herein.

        2.10    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

        2.11    "Exercise Price" means the price at which a Share may be purchased by a Director pursuant to an Option.

        2.12    "Fair Market Value" means the closing sale price of a Share on the principal securities exchange or market on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported or, if the Shares are not publicly traded, the fair market value of the Shares as determined in good faith by the Board.

        2.13    "Fees" means the compensation payable to a Director by reason of service on the Board either (i) as a retainer (without regard to attendance at meetings) or (ii) on a per meeting basis.

        2.14    "Option" means an option to purchase Shares granted pursuant to Article 6 herein.

        2.15    "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

        2.16    "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is limited in some way and the Shares are subject to a substantial risk of forfeiture, as provided in Section 7.4 herein.

        2.17    "Restricted Stock" means an Award granted pursuant to Article 7 herein.

        2.18    "Shares" means shares of the Company's common stock, par value U.S. $0.10 per share.

ARTICLE 3

Administration

        The Plan shall be administered by the Board. Except as limited by law or by the Memorandum of Association or the Bye-laws of the Company, and subject to the provisions herein, the Board shall have full power to determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 11 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Board. Further, the Board shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Board may delegate its authority as identified herein.

        All determinations and decisions made by the Board pursuant to the provisions of the Plan, and all related orders and resolutions of the Board, shall be final, conclusive and binding on all persons, including the Company, its Affiliates, its shareholders, Directors, and their estates and beneficiaries.

ARTICLE 4

Shares Subject to the Plan and Maximum Awards

        4.1    Number of Shares Available for Grants.    Subject to adjustment as provided in Section 4.2 herein, the maximum number of Shares available for Awards hereunder shall be 1,200,000. If any Award is forfeited or for any reason expires, is terminated, or is cancelled without exercise, if an Option, or without vesting, if Restricted Stock, the Shares subject to such Award shall again be available for grant or issuance under the Plan.

        4.2    Adjustments in Authorized Shares.    In the event of any change in capitalization of the Company, including, but not limited to, a stock split, stock dividend, merger, recapitalization, share exchange, amalgamation, consolidation, reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368), separation, including a spin-off or other distribution of stock or property of the Company, or any partial or complete liquidation of the Company, an adjustment shall be made to the (a) maximum number of Shares available for grants under the Plan, as provided in Section 4.1, and/or kind of Shares that may be delivered under the Plan, and (b) number, kind and/or price of Shares (i.e., Exercise Price for Options) subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to the Plan and/or any Award shall always be rounded to the nearest whole number, with one-half (1/2) of a share rounded up to the next higher number.

ARTICLE 5

Shares

        Subject to the terms and provisions of the Plan, the Board shall grant Shares to Directors who elect to receive Fees in common stock of the Company in lieu of cash compensation. Each Share grant shall be evidenced by an Award Agreement that shall specify the number of Shares granted and such other provisions as the Board shall determine.

ARTICLE 6

Options

        6.1    Grant of Options.    Subject to the terms and provisions of the Plan, each Director may be granted Options in such number, and upon such terms, and at any time and from time to time as shall be determined by the Board.

        6.2    Award Agreement.    Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the Option, and such other provisions as the Board shall determine.

        6.3    Exercise Price.    The Exercise Price for each grant of an Option under the Plan shall be no less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

        6.4    Duration of Options.    Each Option granted to a Director shall expire at such time as the Board shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

        6.5    Exercise of Options.    Options shall be exercisable at such times and subject to such restrictions and conditions as set forth in the Award Agreement and as the Board shall in each instance approve, which need not be the same for each grant or for each Director.

        6.6    Payment.    Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the full number of Shares with respect to which the Option is to be exercised and by full payment for the Shares.

        The Exercise Price of any Option shall be payable to the Company in full either (a) in cash or its equivalent or (b) if permitted by the Board, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price (provided that the Shares, other than Shares purchased by the Director on the open market, which are tendered must have been held by the Director for at least six (6) months prior to their tender to satisfy the Exercise Price), or (c) by a combination of (a) and (b).

        Additionally, if the Company's shares are publicly traded, Options may be exercised by a cashless exercise, as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means may be allowed on such terms and conditions as the Board, in its sole discretion, shall determine to be consistent with the Plan's purpose and applicable law, from time to time.

        Subject to any applicable laws and governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall issue to the Director and/or a transferee of all or a portion of the Option (provided such transfer was permitted under law and the terms of the Plan and Award Agreement) Shares in an appropriate amount based upon the number of Shares purchased under the Option(s).

        6.7    Termination of Service.    Each Director's Option Award Agreement shall set forth the extent to which the Director shall have the right to exercise the Option following termination of service as a Director. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Director, need not be uniform among all Options, and may reflect distinctions based on the reasons for termination of service.

        6.8    Nontransferability of Options.    Except as otherwise provided in a Director's Award Agreement, no Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Director's Award Agreement, during the lifetime of a Director, all Options granted to such Director shall be exercisable only by such Director.

ARTICLE 7

Restricted Stock

        7.1    Grant of Restricted Stock.    Subject to the terms and provisions of the Plan, each Director may be granted Shares of Restricted Stock in such amount, and upon such terms, and at any time and from time to time as shall be determined by the Board.

        7.2    Restricted Stock Agreement.    Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Board shall determine.

        7.3    Transferability.    Except as otherwise provided in a Director's Award Agreement, the Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction. During the lifetime of a Director, all rights with respect to the Restricted Stock granted to such Director under the Plan shall be available only to such Director.

        7.4    Restrictions.    Subject to the terms herein, the Board shall impose such conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable and as are set forth in the Award Agreement including, without limitation, a requirement that Directors pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting, and/or restrictions under applicable federal or state securities laws.

        The Company shall retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

        Except as otherwise provided in the Plan, a Director's Award Agreement or as otherwise provided by the Board, Shares of Restricted Stock shall become freely transferable by the Director after the last day of the applicable Period of Restriction.

        7.5    Voting Rights.    During the Period of Restriction, subject to any limitations imposed under the Bye-laws of the Company or in an Award Agreement, Directors holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

        7.6    Dividends and Other Distributions.    During the Period of Restriction, Directors holding Shares of Restricted Stock granted hereunder may be credited with regular dividends paid with respect to the underlying Shares while they are so held. The Board may apply any restrictions to the dividends that the Board deems appropriate and as are set forth in the Award Agreement.

        7.7    Termination of Service.    Each Award Agreement shall set forth the extent to which the Director shall have the right to receive unvested Restricted Shares following termination of service as a Director. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Director, need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of service.

ARTICLE 8

Restrictions on Shares; Puts, Calls and Rights of First Refusal

        8.1    Restrictions on Shares.    All Shares acquired pursuant Awards granted hereunder shall be subject to any applicable restrictions contained in the Company's Bye-laws, Memorandum of Association, or Shareholders Agreement. In addition, the Board may impose such restrictions on any Shares acquired pursuant to Awards as it may deem advisable, including, without limitation, restrictions under applicable securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, restrictions under any blue sky or state securities laws applicable to such Shares.

        8.2    Puts, Calls and Rights of First Refusal.    The Board may make Shares acquired pursuant to Awards granted hereunder subject to call rights, put rights, and/or rights of first refusal as it may deem advisable and as set forth in the applicable Award Agreement. Any such rights shall terminate at the time of an initial public offering of the Shares.

ARTICLE 9

Beneficiary Designation

        Subject to the terms and conditions of the Plan and applicable Award Agreement, each Director may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Director, shall be in a form prescribed by the Company, and will be effective only when filed by the Director in writing during the Director's lifetime with the party chosen by the Company, from time to time, to administer the Plan. In the absence of any such designation, benefits remaining unpaid at the Director's death shall be paid to the Director's estate.

ARTICLE 10

Change in Control

        10.1    Treatment of Outstanding Options and Restricted Stock.    Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

          (a)   any and all Options granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term, unless exercised, cashed out, or replaced; and

          (b)   any Period of Restriction imposed on Restricted Shares shall lapse.

        10.2    Termination, Amendment, and Modifications of Change-in-Control Provisions.    Notwithstanding any other provision of the Plan or any Award Agreement provision, the provisions of this Article 10 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Director with respect to such Director's outstanding Awards.

ARTICLE 11

Amendment, Suspension, and Termination

        11.1    Amendment, Suspension, and Termination.    The Board may at any time and from time to time amend, suspend or terminate the Plan or any Award hereunder in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to continue to comply with any applicable tax or securities laws, or the rules of any securities exchange on which the securities of the Company are listed, shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon; provided further that no amendment, suspension or termination shall adversely affect any Award hereunder without the consent of the Director to whom such Award has been made.

        11.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.    The Board may make adjustments in the terms and conditions of Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 herein) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

ARTICLE 12

Withholding

        12.1    Tax Withholding.    The Company shall have the power and the right to deduct or withhold, or require a Director to remit to the Company, an amount sufficient to satisfy any taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

        12.2    Share Withholding.    Directors may elect, subject to the approval of the Board, to satisfy all or part of such withholding requirement by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Director, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

ARTICLE 13

Indemnification

        Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is subject to the person having been successful in the legal proceedings or having acted in good faith and what is reasonably believed to be a lawful manner in the Company's best interests. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Memorandum of Association or the Bye-laws of the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 14

Successors

        The Company shall require any successor (whether direct or indirect, by purchase, merger, share exchange, reorganization, recapitalization, amalgamation, consolidation, or otherwise) to all or substantially all of its business or assets to expressly assume and agree to perform under the Plan in the same manner and to the same extent that it would be required to perform if no such succession had taken place. As used in the Plan, the term "Company" shall mean any successor that expressly assumes and agrees to perform the Plan, which otherwise becomes bound by all the terms and provisions of the Plan by operation of law, or any other entity which expressly assumes the obligations under, and agrees to administer, the Plan, as determined by the Board in its sole discretion.

ARTICLE 15

Miscellaneous

        15.1    Legal Construction.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural. References to sections, rules, or regulations shall be deemed to include references to any successor sections, rules, or regulations.

        15.2    Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

        15.3    Requirements of Law.    The granting of Awards and the issuance of Shares under the Plan shall be subject to, and may be made contingent upon satisfaction of, all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

        15.4    Governing Law.    To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the Islands of Bermuda, without reference to principles of conflict of law.

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  Exhibit 4.5
AXIS Capital Holdings Limited 2003 Directors Long-Term Equity Compensation Plan
Table of Contents
AXIS Capital Holdings Limited 2003 Directors Long-Term Equity Compensation Plan
ARTICLE 1 Establishment, Objectives, and Duration
ARTICLE 2 Definitions
ARTICLE 3 Administration
ARTICLE 4 Shares Subject to the Plan and Maximum Awards
ARTICLE 5 Shares
ARTICLE 6 Options
ARTICLE 7 Restricted Stock
ARTICLE 8 Restrictions on Shares; Puts, Calls and Rights of First Refusal
ARTICLE 9 Beneficiary Designation
ARTICLE 10 Change in Control
ARTICLE 11 Amendment, Suspension, and Termination
ARTICLE 12 Withholding
ARTICLE 13 Indemnification
ARTICLE 14 Successors
ARTICLE 15 Miscellaneous